Exhibit 99.1

TECO ENERGY LETTERHEAD                                   FOR IMMEDIATE RELEASE


Contact:    Mike Mahoney
            Office: 813/228-4271
            Internet: http://www.teco.net
            Home: 813/991-6229

TECO ENERGY AND LYKES ENERGY ANNOUNCE MERGER VALUED AT $300 MILLION

      TAMPA, Nov. 22, 1996 -- TECO Energy, Inc. (NYSE:TE) and Lykes Energy, Inc. today announced they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction with an equity value of $300 million. The number of TECO shares to be issued will depend on the average market price during a specified period prior to the closing, subject to a collar. Based on yesterday s closing price of $24.75, the number of shares would be approximately 12.1 million.
      This merger, to be accounted for as a pooling of interest, has been approved by both companies boards of directors. TECO Energy anticipates that the transaction will initially be slightly dilutive to earnings with favorable future growth prospects.
      The principal subsidiary of Lykes Energy is Peoples Gas System, Inc., a regulated, retail gas distributor in Florida. It will retain its identity and operate as a separate division within the TECO group of companies.
      Lykes Energy also owns Peoples Gas Company, a propane business, as well as a unit involved in natural gas marketing.

















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      Lykes  Energy  shareholders  will  receive  shares of TECO Energy common stock for shares of Lykes Energy common stock they currently hold. The current TECO Energy quarterly dividend of 28 cents per share remains in effect and will not be affected by the transaction.
      According to TECO Energy Chairman and Chief Executive Officer Timothy L. Guzzle, This merger represents a logical move for both companies. For us, it is another important step in the growth of our family of businesses in the energy sector, where we have had good success.
      Said  Guzzle,    We  already  have  important investments in natural gas
exploration and production, and this combination will allow us to expand our participation in the nation s natural gas industry. We re fully committed to growing these new businesses.
      Tom Rankin, Lykes Energy chairman and chief executive officer, said, "With this merger, two strong Tampa-based companies with proud traditions and proven track records are joining together, and that s great news for shareholders, employees and the customers of both companies.
      John Brabson, current president of Lykes Energy, said, We re combining because we want to continue to grow our businesses, as does TECO Energy, and we see this as an excellent fit.
        The  combination  of  our  two companies will enhance the value of the
service  we provide our customers,  said Guzzle.   It will enable us to expand
the range and types of services we offer, while capitalizing on the resources that exist within all our businesses.



















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      Brabson  has  agreed to continue to serve as chairman of the Peoples Gas businesses for a period of six months following the closing to assist with the transition. He will report to Guzzle.
      William N. Cantrell, currently vice president-Energy Supply at Tampa Electric, will lead a transition team put in place to direct merger activities. In this capacity, he will report to Girard F. Anderson, president and chief operating officer of TECO Energy.
      Peoples Gas System is Florida s largest natural gas distribution company with retail operations in all of the state s major metropolitan communities. As of Sept. 30, the company served over 200,000 customers and recorded annual sales of 86 BCF of natural gas.
      The  companies  expect some cost savings and efficiencies as a result of
the  merger.    Savings  mainly  will  be  derived  from  the  elimination  of duplicative overhead and administrative activities, as well as improved operating efficiencies and lower interest costs.
      Said  Brabson,   At the gas company, we already had begun a productivity
review and restructuring which could result in changes in job responsibility and possible reductions in the workforce. That process is intended to allow us to become more competitive and to continue to grow our company. It is not anticipated that the merger itself will lead to any major layoffs or downsizing.
      Guzzle said, We look forward to building on the excellent work done by John Brabson and his team at Peoples as well as their strong tradition of service to customers throughout Florida. We will commit resources and major effort to continue that growth.
















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      The  merger  is  conditioned,  among  other things, upon the approval of
Lykes Energy s shareholders and necessary regulatory approvals. Closing is expected by mid-year 1997.
      TECO  Energy  is  a  diversified, energy-related utility holding company
based  in  Tampa.    Its  principal  subsidiary is Tampa Electric, a regulated
electric  utility  covering  a  2,000 square-mile service area in west central
Florida.    Other  businesses  include TECO Transport & Trade, TECO Coal, TECO
Coalbed Methane, TECO Gas & Oil, TECO Power Services and TeCom, which is marketing an advanced, interactive energy management and communications system.


                                    -30-




































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                         Financial Highlights
                (all amounts except customers 000 s)


                       Lykes Energy Consolidated

 (Fiscal Year-end 9/30)          1996           1995             1994
 Revenues                       $299,585       $254,001       $267,071
 Net Income                     $ 15,950       $ 12,754       $ 11,779
 Total Assets                   $327,839       $312,172       $300,803
 Equity                         $106,634       $ 95,244       $ 86,766

 Natural gas sold &
 transported - therms            859,799        980,992        819,634

 Natural gas customers           200,755        196,342        190,809



                      TECO Energy Consolidated


                             1996                1995          1994
                  12 months ended 9/30           12 months ended 12/31
 Revenues                  $1,437,812          $1,392,285    $1,350,853
 Net Income                $  195,153          $  186,127    $  153,177
 Total Assets              $3,584,292          $3,473,367    $3,312,162
 Equity                    $1,314,195          $1,240,887    $1,163,371

 Total megawatt                17,832              17,306        16,034
 hours sold

 Electric customers           505,691             501,938       491,136




















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